EXHIBIT 99.1

February 3, 2005	Company Press Release	Flowers Foods (NYSE: FLO)

FLOWERS FOODS’ FOURTH QUARTER AND FISCAL 2004 RESULTS

THOMASVILLE, GA— Flowers Foods (NYSE: FLO) today reported net income of $7.5 million, or $.17 per share, for its 12-week fourth quarter ended January 1, 2005 compared to $17.2 million, or $.37 per share, for the company’s 13-week fourth quarter of fiscal 2003. Income from continuing operations for the fourth quarter was $7.5 million, or $.17 per share, compared to $12.7 million, or $.28 per share, for the fourth quarter last year.

For its 52-week fiscal 2004, net income was $50.8 million, or $1.13 per share, compared to $14.7 million, or $.32 per share reported for its 53-week fiscal 2003. Income from continuing operations for fiscal 2004 was $54.3 million, or $1.21 per share, compared to $52.8 million, or $1.15 per share for fiscal 2003.

The results are in line with guidance the company provided on January 10, 2005, which noted that a more than 20% increase in Flowers Foods’ stock price over the final two months of the fiscal year required higher compensation expense associated with the company’s stock appreciation rights plan. The company also experienced higher compliance and commodity costs, as noted in its previous guidance.

Reported results reflect that the fourth quarter of fiscal 2003 was a 13-week period and fiscal 2003 was a 53-week year. The fourth quarter of fiscal 2004 was a 12-week period and fiscal 2004 was a 52-week year. The company’s fiscal 2005 also will be a 52-week year.

Sales for the fourth quarter increased 3.8% to $361.4 million compared to $348.1 million for last year’s fourth quarter. Price increases and a favorable product mix accounted for 6.4% of the increase. Volume decreased 3.5% due to the 12-week fourth quarter this year compared to last year’s 13-week fourth quarter. Approximately one percent of the sales increase resulted from the consolidation of revenues of a trucking entity that provides services to the company and is a consolidated variable interest entity. The impact of this consolidation is neutral to the company’s income from continuing operations, net income, and earnings per share.

Sales for fiscal 2004 increased 6.8% to $1.55 billion compared to the $1.45 billion reported last year. Price increases and a favorable mix accounted for 3.4% of the increase. Volume increased 2.5% even though fiscal 2004 contained one less week. Approximately one percent of the sales increase resulted from the consolidation of the variable interest entity.

Gross margin as a percentage of sales declined 0.7% when comparing the fourth quarter of 2004 to the same period in 2003. Higher costs for ingredients, labor, and energy caused the decline. Selling, marketing, and administrative expenses as a percentage of sales increased by 1.0% compared to the year-ago quarter, due primarily to the higher compensation expense and compliance costs.

Commenting on the results, George E. Deese, president and chief executive officer of Flowers Foods, said the company’s fundamentals remain sound. “Our sales increase for the year shows the strength of our brands and products as well as the outstanding efforts of our team. We expect continued good performance in the marketplace, as our guidance for 2005 indicates. The company continues to generate strong cash flow, which allows us to pay dividends, repurchase shares when appropriate, make acquisitions, and fund internal growth as we work to build long-term value for our shareholders,” Deese said.

The company this week extended until 2010 its lease for the Suwanee, Ga., facility where it operates two frozen bread and roll lines, and therefore, will not be required to move the equipment as had earlier been announced.

For fiscal 2005, the company reaffirms its prior guidance of $1.60 billion to $1.625 billion in sales and net income of approximately 3.75% to 4.0% of sales. The company’s guidance represents management’s estimates and targets only and is subject to risks and uncertainties as referenced below.

During the fourth quarter, the company acquired 153,113 shares of its common stock for $4.4 million, an average of $28.58 per share. Since the inception of the stock repurchase plan and through the fiscal 2004 year end, the company has acquired approximately 2.3 million shares of its common stock for $57.5 million, an average of $25.48 per share. These shares were purchased in accordance with the share repurchase plan approved by the board of directors in 2002, which authorizes the company to repurchase up to 7.5 million shares of common stock.

The board of directors will consider the dividend at its regularly scheduled meeting. Any action taken will be announced following that meeting.

Flowers Foods will broadcast its quarterly conference call over the Internet at 10:30 a.m. (Eastern) February 3, 2005 at http://www.flowersfoods.com/webcasts.asp. The call will be archived on Flowers’ Web site, www.flowersfoods.com, and can be accessed by clicking on “Investor Center.”

Company Information
Headquartered in Thomasville, Ga., Flowers Foods is one of the nation’s leading producers and marketers of packaged bakery foods for retail and foodservice customers. Flowers operates 34 bakeries that produce a wide range of bakery products marketed throughout the Southeastern, Southwestern, and mid-Atlantic states via an extensive direct-store-delivery network and nationwide through other delivery systems. Among the company’s top brands are Nature’s Own, Cobblestone Mill, Sunbeam, BlueBird, and Mrs. Freshley’s. For more information, visit www.flowersfoods.com.

Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing and (f) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value. In addition, our results may also be affected by general factors such as economic and business conditions (including the baked foods markets), interest and inflation rates and such other factors as are described in the company’s filings with the Securities and Exchange Commission.

Contact:

Jimmy M. Woodward, Senior VP and Chief Financial Officer, (229) 227-2266

Marta J. Turner, Senior VP/Corporate Relations, (229) 227-2348

Flowers Foods

Consolidated Statement of Income
(000’s omitted, except per share data)

	For the 12 - Week Period	For the 13 - Week Period
	Ended	Ended
	January 1, 2005	January 3, 2004
Sales	$361,432	$348,075
Materials, supplies, labor and other production costs	182,835	173,577
Selling, marketing and administrative expenses	153,239	144,261
Depreciation and amortization	13,945	11,677

Income from continuing operations before interest, income taxes and minority interest (EBIT)	11,413	18,560
Interest income, net	2,090	2,031

Income from continuing operations before income taxes and minority interest (EBT)	13,503	20,591
Income tax expense	5,776	7,932

Income from continuing operations before minority interest	7,727	12,659
Minority interest in variable interest entity	(264)	0

Income from continuing operations	7,463	12,659
Discontinued operations, net of tax	0	4,544

Net income	$7,463	$17,203

Per share amounts:
Income from continuing operations	$0.17	$0.28
Discontinued operations	0.00	0.09

Net income	$0.17	$0.37

Diluted weighted average shares outstanding	44,407	45,888

Flowers Foods

Consolidated Statement of Income
(000’s omitted, except per share data)

	For the 52 - Week Period	For the 53 - Week Period
	Ended	Ended
	January 1, 2005	January 3, 2004
Sales	$1,551,308	$1,452,995
Materials, supplies, labor and other production costs	779,437	720,162
Selling, marketing and administrative expenses	632,895	601,013
Depreciation and amortization	56,702	53,935

Income from continuing operations before interest, income taxes and minority interest (EBIT)	82,274	77,885
Interest income, net	8,826	7,982

Income from continuing operations before income taxes and minority interest (EBT)	91,100	85,867
Income tax expense	35,071	33,063

Income from continuing operations before minority interest	56,029	52,804
Minority interest in variable interest entity	(1,769)	0

Income from continuing operations	54,260	52,804
Discontinued operations, net of tax	(3,486)	(38,146)

Net income	$50,774	$14,658

Per share amounts:
Income from continuing operations	$1.21	$1.15
Discontinued operations	(0.08)	(0.83)

Net income	$1.13	$0.32

Diluted weighted average shares outstanding	44,970	45,768

Flowers Foods
Segment Reporting

(000’s omitted)

	For the 12 - Week	For the 13 - Week	For the 52 - Week	For the 53 - Week
	Period Ended	Period Ended	Period Ended	Period Ended
	January 1, 2005	January 3, 2004	January 1, 2005	January 3, 2004
Sales:
Flowers Bakeries Group	$284,507	$274,558	$1,218,656	$1,145,279
Flowers Specialty Group	76,925	73,517	332,652	307,716

	$361,432	$348,075	$1,551,308	$1,452,995

EBITDA from Continuing Operations:
Flowers Bakeries Group	$28,974	$31,635	$143,486	$136,411
Flowers Specialty Group	7,944	7,546	31,550	27,814
Flowers Foods	(11,560)	(8,944)	(36,060)	(32,405)

	$25,358	$30,237	$138,976	$131,820

Depreciation and Amortization:
Flowers Bakeries Group	$11,446	$9,695	$45,718	$44,411
Flowers Specialty Group	2,645	2,126	11,520	9,777
Flowers Foods	(146)	(144)	(536)	(253)

	$13,945	$11,677	$56,702	$53,935

EBIT from Continuing Operations:
Flowers Bakeries Group	$17,528	$21,940	$97,768	$92,000
Flowers Specialty Group	5,299	5,420	20,030	18,037
Flowers Foods	(11,414)	(8,800)	(35,524)	(32,152)

	$11,413	$18,560	$82,274	$77,885

Flowers Foods

Condensed Consolidated Balance Sheet
(000’s omitted)

January 1, 2005
Assets
Cash and Cash Equivalents	$47,458
Other Current Assets	220,530
Property, Plant & Equipment, net	438,848
Distributor Notes Receivable (includes $8,074 current portion)	82,139
Other Assets	2,322
Cost in Excess of Net Tangible Assets, net	77,552

Total Assets	$868,849

Liabilities and Stockholders’ Equity
Current Liabilities	$154,768
Bank Debt	0
Other Debt and Capital Leases (includes $1,228 current portion)	27,711
Other Liabilities	113,797
Minority Interest in Variable Interest Entity	2,836
Common Stockholders’ Equity	569,737

Total Liabilities and Stockholders’ Equity	$868,849

Flowers Foods

Condensed Consolidated Statement of Cash Flows
(000’s omitted)

	For the 12 - Week	For the 52 - Week
	Period Ended	Period Ended
	January 1, 2005	January 1, 2005
Cash flows from operating activities:
Net income	$7,463	$50,774
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	13,945	56,702
Discontinued operations	0	5,099
Minority interest in variable interest entity	264	1,769
Changes in assets and liabilities	22,712	8,299

Net cash provided by operating activities	44,384	122,643

Cash flows from investing activities:
Purchase of property, plant and equipment	(6,021)	(46,029)
Consolidation of variable interest entity	0	1,527
Acquisitions net of cash acquired	0	(8,599)
Other	(1,628)	(705)

Net cash disbursed for investing activities	(7,649)	(53,806)

Cash flows from financing activities:
Dividends paid	(5,398)	(20,767)
Stock options exercised	367	1,182
Stock repurchases	(4,377)	(35,296)
Increase in book overdraft	(13,272)	(5,457)
Other debt and capital lease obligation payments	(2,205)	(3,457)

Net cash disbursed for financing activities	(24,885)	(63,795)

Net increase in cash and cash equivalents	11,850	5,042
Cash and cash equivalents at beginning of period	35,608	42,416

Cash and cash equivalents at end of period	$47,458	$47,458